Exhibit 99.1

FOR IMMEDIATE RELEASE

DHANOA ANNOUNCES ACQUISITON OF MINERA PARAISO GOLD PROJECT IN SOUTHERN ECUADOR

TORONTO, ONTARIO—(MARKET WIRE)—November 23, 2006—Dhanoa Minerals Ltd. (OTCBB: “DHNA” and Frankfurt: “D7Z”) is pleased to announce today that it has entered into a Letter of Intent with the vendors of the Minera Paraiso Minelparsa, S.A. (“Paraiso”) mining property in southern Ecuador.

Paraiso is located in the sector Paradise, Pueblo Nuevo of the Canton Camilo Ponce Enriquez, County of the Azuay. The property is approximately 150 km south of Guayaquil, which has an international airport and seaport and 52 km from the city of Machala and Port Bolivar.

HIGHLIGHTS OF TRANSACTION

-Acquisition of Paraiso producing gold mine with significant upside exploration potential.

-Large existing gold resource base, currently being mined.

-Opportunity to significantly increase current production through modernization.

-Located in Southern Ecuador, where exploration activities have recently generated world class discoveries, such as Aurelian Resources Inc. (TSX-V: ARU) 189m @ 24g/t gold and 135m @ 9.78g/t gold at its Fruta del Norte Project. This is one of the biggest discoveries made in the last decade, which could contain more than 11 million ozs of gold.

-Geology in Ecuador is world class and hosts similar mineralization as its neighbours Columbia and Peru, which host significant mines and mining districts.

-Ecuador has been previously under explored and developed, political and economic advancement in Ecuador have provided excellent opportunities for junior mining companies.Good mining laws, access to labor and good infrastructures makes Ecuador an excellent choice for exploration and development.

Dhanoa Minerals Ltd. (“Dhanoa”) is pleased to announce that it has entered into a Letter of Intent with privately owned Overseas Mining, S.A .for the acquisition of the poly-metallic Paraiso mining property located in the highly productive gold belt of southern Ecuador. Mining in the southern Ecuador region dates back to the 17th century and includes gold, silver, copper, zinc and lead occurring in quartz calcite veins within an andesite host rock.

The Paraiso mine has been worked for the last 25 years and past production is estimated at 128,000 oz. of gold. The mine has 7 principal veins, with the focus of current activity on 2 of those veins. Reserves have been estimated recently at approximately 2.5 million ozs of gold. Currently the mine has existing production of approximately 2,000 ozs of gold monthly. Dhanoa will be implementing plans to increase gold production to 15,000 ozs per month in 2007 by upgrading the current facilities and technology.

“We are extremely excited about the prospects of the Paraiso project and the opportunity to acquire such an important asset for Dhanoa in Ecuador. We continue to evaluate other resource projects in Ecuador and South America” stated Paul Roberts, Dhanoa’s President who just returned from visiting Paraiso.

As part of Dhanoa’s due diligence, chemical and process engineers intend to examine the feasibility of setting up a system to use alternative chemicals for processing gold ore and engineers are studying how the equipment can be modified and upgraded for such processing. If feasible, the net result is estimated to be a twenty to thirty percent effective cost reduction in the processing plant, as well as significantly increased production.

Deal Structure

Under the terms of the Letter of Intent with Overseas Mining, S.A., Dhanoa has agreed, subject to completion of due diligence, to acquire an 80 % interest in the share capital of the Ecuador company, Paraiso, which owns the operating mine and all related assets.

The purchase consideration for the 80% interest consists of 5 million restricted common shares of Dhanoa at a deemed price of not less than US$3.00 per common share and cash payments totalling US $10,000,000. Dhanoa will also commit to providing US$4 million primarily for the purpose of upgrading and expenditures for the plant and mine.

About Dhanoa Minerals Ltd.

Dhanoa Minerals Ltd .is an exploration stage company formed for the purpose of acquiring, exploring, and if warranted and feasible, developing natural resource properties. Activities during the exploration stage include further development of the Company’s business plan and raising capital. In addition to its existing mining projects, Dhanoa is currently evaluating several projects in South America.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward looking statements that involve risks and uncertainties. Actual results may differ materially from any forward looking statements due to many risk factors which include, but are not limited to, no operating history and no earnings, reliance on the Company’s management team, the ability to successfully implement the Company’s business plan, the ability to fund the Company’s business strategy, competition and general economic conditions. Reference is made to our filings made with the United States Securities and Exchange Commission.

This news release is not intended for Canadian Investors.

Contacts:
Dhanoa Minerals Ltd.
Corporate Head Quarters
Phone (416) 838-4348
Fax (416) 742-6579